As filed with the Securities and Exchange Commission on November 9, 2009
Registration No.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933

PRAXAIR, INC.
(Exact name of issuer as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	06-124-9050 (I.R.S. Employer Identification No.)
39 Old Ridgebury Road, Danbury, Connecticut 06810
(Address of principal executive offices, including Zip Code)

2009 PRAXAIR, INC. LONG TERM INCENTIVE PLAN
(Full title of the Plan)

JAMES T. BREEDLOVE
Senior Vice President, General Counsel & Secretary
Praxair, Inc.
39 Old Ridgebury Road
Danbury, Connecticut 06810
(203) 837-2000
(Name, address and telephone number of agent for service)
     Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.
Large accelerated filer ☑	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐
CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
		Maximum	Maximum	Amount of
		Offering Price	Aggregate	Registration
Title of Securities to be Registered	Amount to be Registered	Per Share (1)	Offering Price	Fee
Common Stock, par value $.01 per share	12,000,000 shares (2)	$79.80	$957,600,000	$53,434.08

(1)	Estimated solely for the purpose of calculating the registration fee, based, in accordance with Rule 457(h) under the Securities Act of 1933, as amended (the “1933 Act”), on the average of the high and low prices on the New York Stock Exchange, Inc. on November 3, 2009.

(2)	Pursuant to Rule 416(a) under the 1933 Act, the number of shares registered hereunder includes such additional number of shares of Common Stock as are required to prevent dilution resulting from a stock split, stock dividend or similar transaction that result in an increase in the number of outstanding shares of Common Stock.

PART I
Omitted pursuant to the Note to Part I of Form S-8.
PART II
ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE
     The following documents are hereby incorporated by reference:
     (1) the Annual Report on Form 10-K of Praxair, Inc. (the “Corporation”) filed with the Securities and Exchange Commission (the “Commission”) for the year ended December 31, 2008;
     (2) the Quarterly Reports on Form 10-Q of the Corporation filed with the Commission for the quarters ended March 31, 2009, June 30, 2009 and September 30, 2009;
     (3) Current Reports filed with the Commission on Form 8-K dated January 29, 2009, March 26, 2009, May 26, 2009, August 13, 2009, September 1, 2009, and November 2, 2009.
     (4) the description of the shares of the Corporation’s common stock, par value $.01 per share (“Common Stock”) set forth under the caption “Item 11. Description of Registrant’s Securities to be Registered” in the Corporation’s Registration Statement on Form 10 dated March 10, 1992 as amended by the Corporation’s Form 8 dated May 22, 1992, Form 8 dated June 9, 1992 and Form 8 dated June 12, 1992.
     All documents filed by the Corporation pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Registration Statement, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in this Registration Statement or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained or incorporated by reference herein or in any subsequently filed document which is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
ITEM 4. DESCRIPTION OF SECURITIES
     Not applicable.
ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL
     The legality of the securities offered pursuant to this Registration Statement has been passed on by James T. Breedlove, Senior Vice President, General Counsel & Secretary of the Corporation, who also is a shareowner of Common Stock.
ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The Corporation is incorporated under the laws of the State of Delaware. Sections 102 and 145 of the Delaware General Corporation Law, or Delaware code, set forth the conditions and limitations governing the indemnification of officers, directors and other persons by Delaware corporations.
     Generally, Section 145 of the Delaware code provides that a Delaware corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any action, suit or proceeding (except actions by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation against all expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. In addition, a Delaware corporation may similarly indemnify such person for expenses actually and reasonably incurred by him or her in connection with the defense or settlement of any action or suit by or in the right of the corporation, provided such person acted in good faith and in a manner he or she reasonably believed to be in the best interests of the corporation, and, in the case of claims, issues and matters as to which such person shall have been adjudged liable to the corporation, provided that the Court of Chancery of the State of Delaware or the court in which such action or suit was brought shall have determined upon application that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper. To the extent that a present or former director or officer of a Delaware corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding described above, or in defense of any claim issue or matter therein, such person shall be indemnified against expenses actually and reasonably incurred by such person in connection therewith.
     Generally, Section 102(b)(7) of the Delaware code provides that the certificate of incorporation of a Delaware corporation may contain provisions eliminating or limiting the personal liability of a director to a corporation or its stockholders for monetary damages for breach of fiduciary duty as a director; provided that such provision may not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or knowing violation of law, (iii) under section 174 of Title VIII, or (iv) for any transaction from which the director derived an improper personal benefit. No such provision may eliminate or limit the liability of a director for any act or omission occurring prior to the date which such provisions become effective.
     Article VIII of the Corporation’s Restated Certificate of Incorporation eliminates the personal liability for monetary damages of directors under certain circumstances and provides that each person who is or was a director or officer of us, and each such person who is or was serving at our request as a director or officer of another corporation, or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans maintained or sponsored by us (including the heirs, executors, administrators and estate of such person) shall be indemnified and advanced expenses by us to the fullest extent permitted from time to time by the Delaware code or any applicable laws as presently or hereafter in effect.
     Section 145 of the Delaware code provides that a Delaware corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against the same pursuant to the provisions of the Delaware code. The Corporation’s directors and officers are covered by insurance policies indemnifying against certain liabilities, including certain liabilities arising under the Act, which might be incurred by them in such capacities and against which they may not be indemnified by the Corporation.
     For a statement of our undertakings with respect to indemnification of directors and officers, see Item 9 below.
ITEM 7 Exemption from Registration Claimed
     Not applicable

ITEM 8. EXHIBITS
     See Exhibit Index
ITEM 9. UNDERTAKINGS
     The undersigned registrant hereby undertakes:
     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
     (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
     (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
     (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement:
     Provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.
     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8, and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Danbury, and State of Connecticut, on this 9th day of November, 2009.

PRAXAIR, INC.
By	/s/ James T. Breedlove
Senior Vice President,
General Counsel & Secretary

By	/s/ Matthew J. White
Vice President and Controller

     Pursuant to the requirements of the Securities Act of 1933, the Registration Statement has been signed below by the following persons in the capacities indicated on this 9th day of November, 2009.

Signature	Title

/s/ STEPHEN F. ANGEL	Director, President and Chief Executive Officer

(Stephen F. Angel)	(principal executive officer)

/s/ JAMES S. SAWYER	Executive Vice President & Chief Financial Officer

(James S. Sawyer)	(principal financial officer)

/s/ MATTHEW J. WHITE	Vice President and Controller

(Matthew J. White)	(principal accounting officer)

NANCE K. DICCIANI*	Director

(Nance K. Dicciani)

EDWARD G. GALANTE*	Director

(Edward G. Galante)

CLAIRE W. GARGALLI*	Director

(Claire W. Gargalli)

IRA D. HALL*	Director

(Ira D. Hall)

RAYMOND W. LEBOEUF*	Director

(Raymond W. LeBoeuf)

LARRY D. MCVAY*	Director

Larry D. McVay

WAYNE T. SMITH*	Director

(Wayne T. Smith)

H. MITCHELL WATSON, JR.* (H. Mitchell Watson, Jr.)	Director

ROBERT L. WOOD* (Robert L. Wood)	Director

*By:	/s/ Anthony M. Pepper
ANTHONY M.PEPPER
AS ATTORNEY-IN-FACT FOR THE DIRECTORS AND OFFICERS AFTER WHOSE NAMES APPEARS AN ASTERISK

EXHIBIT INDEX

4(a)	Restated Certificate of Incorporation filed with the Secretary of State of the State of Delaware on May 6, 2008, incorporated by reference to Exhibit 3.01 of the Corporation’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2008.

4(b)	Amended and restated Bylaws, incorporated by reference to Exhibit 3.02 to the Corporation’s Current Report on Form 8-K filed December 12, 2007.

5	Opinion of Counsel as to the legality of the securities to be registered is filed herewith

23(a)	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm

23(b)	The consent of counsel is contained in Exhibit 5.

24	Power of Attorney is filed herewith